EXHIBIT 23.3

[Letterhead]

June 29, 2007

Paramount Gold Mining Corp.

346 Waverley Street

Ottawa, ON K2P 0W5

Dear Sirs:

We, Delve Consultants, LLC and Dana Durgin, P. Geo., hereby consent to the designation of ourselves as expert for the purposes of the filing of the Form SB-2 dated June 29, 2007 by Paramount Gold Mining Corp. with the Securities and Exchange Commission.

Yours truly

/s/ Dana C. Durgin